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                                  EXHIBIT 99.1

                                  PRESS RELEASE

For More Information, Contact:

ROBERT ZIMMER/UNIVERSAL AUTOMOTIVE INDUSTRIES INC.
708-293-4050 extension 227

ROGER PONDEL/PONDELWILKINSON
323-866-6006

                  UNIVERSAL AUTOMOTIVE ACQUIRES CERTAIN ASSETS
                   OF TRW AUTOMOTIVE'S KELSEY-HAYES SUBSIDIARY

                 --Transaction Nearly Doubles Size of Universal,
         Provides Economies of Scale, Enhances Operating Efficiencies--

Alsip, IL, January 12, 2004--Universal Automotive Industries, Inc. (NASDAQ:UVSL), a leading manufacturer and distributor of aftermarket brake parts, announced today that its Universal Automotive, Inc. subsidiary has completed the acquisition of certain North American business assets of TRW Automotive Inc.'s Kelsey-Hayes Company subsidiary, based in Livonia, MI, for $11 million in cash plus additional contingent payments.

With the acquisition, annualized sales of Universal Automotive are expected to exceed $100 million. Assets being acquired from Kelsey-Hayes generated sales in 2003 of approximately $55 million. Universal Automotive Industries had 2003 net sales of approximately $58 million.

Universal said it has acquired the Autospecialty, ValuMaxx and Power Stop brands from the TRW subsidiary. It also has entered into a licensing agreement for the use of the TRW trademark for premium quality brake rotors and drums and a supply agreement for TRW suspension products.

"This transaction marks a decisive turning point in the growth and development of our company," said Arvin Scott, Universal's president and chief executive officer. "The acquisition nearly doubles the size of our company, strengthens our management team, significantly broadens our product and offerings with well established brands, and reduces delivery times to customers through the addition of an East Coast distribution center. Customers will be better served by our enlarged organization, which in addition to our strong respective brand names, now includes Autospecialty's industry-leading catalog and first-to-market product philosophy, along with additional undercar products.

"We expect to realize substantial cost savings from economies of scale, as well as measurable manufacturing and distribution efficiencies," Scott said. "Importantly, we believe the transaction will provide the critical mass that will enable Universal to achieve profitable operations during 2004."

About Universal Automotive Industries, Inc.

Universal, headquartered in the Chicago area, specializes in distribution and manufacture of brake rotors and other brake parts, under its trademarks "UBP - Universal Brake Parts," and "Ultimate" in the United States and Canada.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements, including, but not limited to, the benefits to be derived from the transaction and achieving profitability in 2004, involve known and unknown risks, uncertainties (including those risk factors referenced in the company's filings with the Securities and Exchange Commission), and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance, or achievements of the company expressed or implied by such forward-looking statements.

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